Filed pursuant to Rule 433 Registration Statement No. 333-180300-03 November 5, 2014

Credit Suisse Structured Product Offering List

Please find the summary of the indicative terms for our November offerings below. All terms, including but not limited to coupon rate, participation rate, knock-in level, coupon barrier level, buffer amount, call return, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date.* Additionally, dates listed below are expected dates, which are subject to change due to market conditions. For any particular offering of the securities discussed herein, the proceeds to the issuer may differ from the proceeds to the issuer disclosed below. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. Each of these summaries of the indicative terms for our November offerings is a general description of the terms of such offering. Please see the applicable offering document at the links provided below.

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Brokerage

3 Year SPX RTY Contingent Coupon Callable Yield Notes
For each contingent coupon period, unless the securities are redeemed earlier on any applicable semi-annual Contingent Coupon Payment Date, the investor is entitled to receive a contingent coupon expected to be between [7.00%-7.50%]* per annum if a Coupon Barrier Event does not occur. If a Coupon Barrier Event does occur, no contingent coupon will be paid for the corresponding contingent coupon period. A Coupon Barrier Event occurs if on the applicable Observation Date, the closing level of any Underlying is less than its Coupon Barrier Level, which for each Underlying will be approximately 70%* of its Initial Level. Subject to Early Redemption, if a Knock-In Event occurs, the Redemption Amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event does not occur, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Contingent Coupon Schedule	Minimum Proceeds to Issuer	Preliminary Pricing Supplement	Factsheet	Trade Date	Settlement Date	Maturity Date
22547QW93	Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 70% of Initial Level; European Knock-In	Semi-annual contingent coupon periods	98.15%	Download	Download	11/21/14	12/1/14	12/1/17

3 Year SX5E RTY Contingent Coupon Callable Yield Notes
For each contingent coupon period, unless the securities are redeemed earlier on any applicable semi-annual Contingent Coupon Payment Date, the investor is entitled to receive a contingent coupon expected to be between [8.00%-8.50%]* per annum if a Coupon Barrier Event does not occur. If a Coupon Barrier Event does occur, no contingent coupon will be paid for the corresponding contingent coupon period. A Coupon Barrier Event occurs if on the applicable Observation Date, the closing level of any Underlying is less than its Coupon Barrier Level, which for each Underlying will be approximately 70%* of its Initial Level. Subject to Early Redemption, if a Knock-In Event occurs, the Redemption Amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event does not occur, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Contingent Coupon Schedule	Minimum Proceeds to Issuer	Preliminary Pricing Supplement	Factsheet	Trade Date	Settlement Date	Maturity Date
22547QWC6	Lowest Performing of: EURO STOXX 50® Index and Russell 2000® Index	Approximately 70% of Initial Level; European Knock-In	Semi-annual contingent coupon periods	98.15%	Download	Download	11/21/14	12/1/14	12/1/17

6 Year SX5E Digital-Plus Barrier Notes
If the Final Level of the Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the greater of the Fixed Payment Percentage that is expected to be between [60%-65%]* and the percentage change from the Initial Level to the Final Level. If the Final Level is less than the Initial Level, and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Underlying. If the Final Level is less than the Initial Level, and a Knock-In Event has not occurred, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Fixed Payment Percentage*	Minimum Proceeds to Issuer	Preliminary Pricing Supplement	Factsheet	Trade Date	Settlement Date	Maturity Date
22547QWA0	The EURO STOXX 50® Index	Approximately 60% of Initial Level; European Knock-In	[60-65]%	96.75%	Download	Download	11/21/14	11/28/14	11/30/20

6 Year SX5E Accelerated Barrier Notes
If the Final Level of the Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the the percentage change from the Initial Level to the Final Level times an Upside Participation Rate expected to be between [180-185]%*. If the Final Level is less than the Initial Level, and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multipled by the sum of one plus the performance of the Underlying. If the Final Level is less than the Initial Level, and a Knock-In Event has not occurred, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Upside Participation Rate*	Minimum Proceeds to Issuer	Preliminary Pricing Supplement	Factsheet	Trade Date	Settlement Date	Maturity Date
22547QWD4	The EURO STOXX 50® Index	Approximately 60% of Initial Level; European Knock-In	[180-185]%	96.75%	Download	Download	11/21/14	11/28/14	11/30/20

6 Year Dow Jones Industrial AverageSM Absolute Return Barrier Securities
If the Final Level is equal to or greater than the Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level times an Upside Participation Rate expected to be between [127.50%-132.50%]*. If the Final Level is less than the Initial Level, and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Underlying. If the Final Level is less than the Initial Level, and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of securities held multiplied by the sum of one plus the absolute value of the performance of the Underlying.
CUSIP	Underlying(s)	Knock-In Level*	Upside Participation Rate*	Minimum Proceeds to Issuer	Preliminary Pricing Supplement	Factsheet	Trade Date	Settlement Date	Maturity Date
22547QWB8	Dow Jones Industrial AverageSM	Approximately 70% of Initial Level; European Knock-In	[127.50-132.50]%	96.75%	Download	Download	11/21/14	12/1/14	12/1/20

18 Month RTY SX5E High/Low Coupon Callable Yield Notes
For each coupOn period, unless the securities are redeemed earlier on any applicable quarterly Coupon Payment Date, the investor is entitled to receive a coupon expected to be 8.00%* per annum if a Knock-In Event does not occur. If a Knock-In Event occurs during any Observation Period, the coupon for the corresponding coupon period and each subsequent coupon period is expected to be 1.00%* per annum. Subject to Early Redemption, if a Knock-In Event occurs, the Redemption Amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event does not occur, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Coupon Schedule	Minimum Proceeds to Issuer	Preliminary Pricing Supplement	Factsheet	Trade Date	Settlement Date	Maturity Date
22547QW85	Lowest Performing of: EURO STOXX 50® Index and iShares® MSCI EAFE® ETF	Expected to be between [65-70]% of Initial Level; American Knock-In	Quarterly coupon periods	97.70%	Download	Download	11/24/14	11/28/14	5/31/16

4 Year SPX RTY Accelerated Barrier Notes
If the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying times an Upside Participation Rate expected to be between [135%-140%]*. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Upside Participation Rate*	Minimum Proceeds to Issuer	Preliminary Pricing Supplement	Factsheet	Trade Date	Settlement Date	Maturity Date
22547QVQ6	Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 70% of Initial Level; European Knock-In	[135-140]%	96.00%	Download	Download	11/24/14	11/28/14	11/29/18

5 Year SPX RTY Absolute Return Barrier Securities
If the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying times an Upside Participation Rate expected to be between [102.50%-107.50%]*. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the Underlying Return of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the absolute value of the Underlying Return of the Lowest Performing Underlying.
CUSIP	Underlying(s)	Knock-In Level*	Upside Participation Rate*	Minimum Proceeds to Issuer	Preliminary Pricing Supplement	Factsheet	Trade Date	Settlement Date	Maturity Date
22547QW77	Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 60% of Initial Level; European Knock-In	[102.50-107.50]%	96.00%	Download	Download	11/24/14	11/28/14	11/29/19

5 Year RTY Contingent Coupon Callable Yield Notes
For each contingent coupon period, unless the securities are redeemed earlier on any applicable quarterly Contingent Coupon Payment Date (but no earlier than one year from the date of issuance), the investor is entitled to receive a contingent coupon expected to be between [7.50%-8.50%]* per annum if a Coupon Barrier Event does not occur. If a Coupon Barrier Event does occur, no contingent coupon will be paid for the corresponding contingent coupon period. A Coupon Barrier Event occurs if on the applicable Observation Date, the closing level of any Underlying is less than its Coupon Barrier Level, which for each Underlying will be approximately 80%* of its Initial Level. Subject to Early Redemption, if a Knock-In Event occurs, the Redemption Amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event does not occur, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Contingent Coupon Schedule	Minimum Proceeds to Issuer	Preliminary Pricing Supplement	Factsheet	Trade Date	Settlement Date	Maturity Date
22547QWG7	Russell 2000® Index	Approximately 80% of Initial Level; European Knock-In	Quarterly contingent coupon periods	96.00%	Download	Download	11/24/14	11/28/14	11/29/19

Advisory

18 Month SPX RTY High/Low Coupon Callable Yield Notes
For each coupon period, unless the securities are redeemed earlier on any applicable quarterly coupon payment date, the investor is entitled to receive a coupon expected to be 9.50%* per annum if a Knock-In Event does not occur. If a Knock-In Event occurs during any Observation Period, the coupon for the corresponding coupon period and each subsequent coupon period is expected to be 1.00%* per annum. Subject to Early Redemption, if a Knock-In Event occurs, the Redemption Amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event does not occur, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Coupon Schedule	Minimum Proceeds to Issuer	Preliminary Pricing Supplement	Factsheet	Trade Date	Settlement Date	Maturity Date
22547QW44	Lowest Performing of: S&P 500® Index and Russell 2000® Index	Between 67.5%- 72.5% of Initial Level; American Knock-In	Quarterly coupon periods	99.75%	Download	Download	11/26/14	12/2/14	6/2/16

2 Year SPX RTY Callable Certificate Plus Securities
Subject to Early Redemption, if the Final Level of the Lowest Performing Underlying is greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying times an Upside Participation Rate expected to be 150%*. The Issuer may redeem the securities upon notice on or before the Early Redemption Notice Date (one year from date of issuance) at principal amount × (1 + the Call Return). Subject to Early Redemption, if a Knock-In Event occurs, the Redemption Amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying; if a Knock-In Event does not occur, the Redemption Amount at maturity will equal the principal amount of the securities held.
CUSIP	Underlyings(s)	Knock-In Level*	Call Return*	Minimum Proceeds to Issuer	Preliminary Pricing Supplement	Factsheet	Trade Date	Settlement Date	Maturity Date
22547QWE2	Lowest Performing of: Index and Russell 2000® Index	Approximately 70% of Initial Level; European Knock-In	[10-12]%	99.75%	Download	Download	11/26/14	12/2/14	12/1/16

4 SPX RTY Accelerated Barrier Notes
If the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying times an Upside Participation Rate expected to be between [160%-165%]*. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Upside Participation Rate*	Minimum Proceeds to Issuer	Preliminary Pricing Supplement	Factsheet	Trade Date	Settlement Date	Maturity Date
22547QW51	Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 70% of Initial Level; European Knock-In	[160-165]%	99.50%	Download	Download	11/26/14	12/2/14	11/29/18

5 Year SPX RTY Absolute Return Barrier Securities
If the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying times an Upside Participation Rate expected to be between [110%-115%]*. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the absolute value of the performance of the Lowest Performing Underlying.
CUSIP	Underlying(s)	Knock-In Level*	Upside Participation Rate	Minimum Proceeds to Issuer	Preliminary Pricing Supplement	Factsheet	Trade Date	Settlement Date	Maturity Date
22547QW69	Lowest Performing of: S&P 500® Index and Russell 2000®Index	Approximately 55% of Initial Level; European Knock-In	[110-115]%	99.50%	Download	Download	11/26/14	12/2/14	12/2/19

Contact Info
Toll Free Group Number: Group Email Address:	1-877-927-7335 list.isg-nyc@credit-suisse.com
Credit Suisse Contact Information
Elaine Sam elaine.sam@credit-suisse.com 212 325 5072	James Bass james.bass@credit-suisse.com 212 538 4488
Steve Papadam mailto:steve.papadam@credit-suisse.com 212 325 1418	Dolapo Lawal dolapo.lawal@credit-suisse.com 212 538 6357
William Rothermel william.rothermel@credit-suisse.com 212 538 0273

* The actual coupon rate, participation rate, knock-in level, coupon barrier level, buffer amount, call return, automatic redemption premium or fixed payment percentage, as applicable, to be determined on the Trade Date.

Credit Suisse AG ("Credit Suisse") has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-(800)-221-1035.

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